EXHIBIT 2

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Amendment No. 2 to Schedule 13D to which this Agreement is attached.

Dated:  July 12, 2017

DISCOVERY EQUITY PARTNERS, L.P.

By	Michael R. Murphy*
Michael R. Murphy
Manager

DISCOVERY GROUP I, LLC

By	Michael R. Murphy *
Michael R. Murphy
Manager

*By:	/s/ Mark Buckley
Mark Buckley
Attorney-in-Fact for Michael R. Murphy